Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Stock Option and Grant Plan, as amended, 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of Century Therapeutics, Inc. of our report dated May 5, 2021 (except for the reverse stock split discussed in Note 2, as to which the date is June 14, 2021) with respect to the consolidated financial statements of Century Therapeutics, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-256648) and related Prospectus of Century Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 2, 2021